Right Management Consultants, Inc.

            Exhibit 11 - Consolidated Earnings Per Share Calculation

                   For the Three Month Period Ended March 31,

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                                                                         1995                 1994

Earnings per common share Primary and Fully Diluted EPS:


Primary EPS

Net income                                                             $1,722,000             $1,320,000
                                                                       ==========             ==========

Weighted average number of shares
issued and outstanding                                                  2,642,000              2,614,000

Dilutive effect (excess of number
of shares issuable over number of
shares assumed to be using the
average market price during the
period) of outstanding options                                             90,000                101,000
                                                                           ------                -------

Adjusted weighted average number
of shares outstanding                                                   2,732,000              2,715,000
                                                                        =========              =========

Earnings per common share                                                   $0.63                  $0.49
                                                                        =========              =========
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